As filed with the Securities and Exchange Commission on July 30, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMBIPAR EMERGENCY RESPONSE
(Exact name of registrant as specified in its charter)

The Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
Avenida Angélica, nº 2346, 5th Floor
São Paulo, SP – Brazil, 01228-200
Tel: +55 (11) 3526-3526
(Address of Principal Executive Offices, including zip code)

AMBIPAR EMERGENCY RESPONSE
2023 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

c/o Capitol Services, Inc.
1218 Central Ave Ste 100
Albany, NY 12205
Tel: +1 808 345-4647
(Name and address of agent for service)
+1 808 345-4647
(Telephone number, including area code, of agent for service)
Copies to:
Grenfel Calheiros, Esq.
Simpson Thacher & Bartlett LLP
Av. Presidente Juscelino Kubitschek 1455,
12th floor
São Paulo, SP, Brazil, 04543-011
Tel: +55 11-3546 1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐
Non-accelerated filer ☒

Accelerated filer ☐
Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
EXPLANATORY NOTE
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
This Registration Statement on Form S-8 is being filed for the purpose of registering an additional number of Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”) of Ambipar Emergency Response (the “Company” or the “Registrant”) approved for issuance under the Ambipar Emergency Response 2023 Omnibus Incentive Plan (as amended from time to time, including pursuant to the Amended and Restated Plan, the “Plan”). On July 22, 2024, the Company’s board of directors approved the adoption of the Amended and Restated Ambipar Emergency Response 2023 Omnibus Incentive Plan, dated July 22, 2024 (“Amended and Restated Plan”), to increase the aggregate number of shares of Class A Ordinary Shares available for awards made under the Plan by 953,403 Class A Ordinary Shares.
These Class A Ordinary Shares are additional securities of the same class as other securities for which the original registration statement on Form S-8 (File No. 333-274953) was filed with the Securities and Exchange Commission (the “Commission”) on October 12, 2023.
Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statements, as amended by the post-effective amendments, where applicable, are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents, which previously have been filed with the Commission (by the Registrant are hereby incorporated by reference in this Registration Statement:
(a)The Registrant’s Report on Form 6-K with respect to the Company’s condensed consolidated interim statement of financial position (unaudited) as of March 31, 2024 and December 31, 2023, filed with the Commission on June 17, 2024;
(b)The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the Commission on May 13, 2024 (the “2023 Form 20-F”); and
(c)The description of the Registrant’s Class A Ordinary Shares contained in the Description of Securities Registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”),which is contained in Exhibit 2.3 to the 2023 Form 20-F, including any subsequent amendments or reports filed for the purpose of updating such description.
In addition to the foregoing, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (with respect to any Form 6-K, only to the extent designated therein) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.    Exhibit

Exhibit Number	Description of Document

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to the Shell Company Report on Form 20-F filed with the SEC on March 7, 2023)

4.2*	Amendment and Restated Ambipar Emergency Response 2023 Omnibus Incentive Plan dated as of July 22, 2024

5.1*	Opinion of Carey Olsen

23.1*	Consent of Carey Olsen (included in Exhibit 5.1)

23.2*	Consent of BDO RCS Auditores Independentes SS Ltda., independent registered public accounting firm for Ambipar Emergency Response

24.1*	Power of Attorney (included in the signature page to this Registration Statement)

107*	Filing Fee Table
*    Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in São Paulo, Brazil, on July 22, 2024.

AMBIPAR EMERGENCY RESPONSE

By:	/s/ Thiago da Costa Silva
Name:	Thiago da Costa Silva
Title:	Director